Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 1, 2018

Board of Directors

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

Ladies and Gentlemen:

We have acted as counsel to Orthofix Medical Inc., a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its Registration Statements on Form S-8 (File Nos. 333-224548, 333-206098, 333-195797, 333-172697 and 333-153389 and, collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of the following shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company (the “Shares”), to be issued from time to time: (i) up to 51,705 shares of Common Stock pursuant to the Company’s Inducement Plan for Spinal Kinetics Employees, (ii) up to 1,600,000 shares of Common Stock pursuant to the Company’s Amended and Restated 2012 Long-Term Incentive Plan, (iii) up to 150,000 shares of Common Stock pursuant to the Company’s Inducement Grant Non-Qualified Stock Option Agreement with Bradley R. Mason, (iv) up to 450,000 shares of Common Stock pursuant to the Company’s Second Amended and Restated Stock Purchase Plan, as amended and (v) up to 25,500 shares of Common Stock remaining pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan (collectively, the “Plans”). The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statements following the Company’s change in its jurisdiction of organization from Curaçao to the State of Delaware. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statements.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Directors Orthofix Medical Inc.	- 2 -	August 1, 2018

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Post-Effective Amendment, (ii) the issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statements. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Post-Effective Amendment.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP